Execution Copy

EKLUTNA
POWER PURCHASE AGREEMENT

BETWEEN

CHUGACH ELECTRIC ASSOCIATION, INC.

(“PURCHASER”)

AND

MUNICIPALITY OF ANCHORAGE
(“SELLER”)

i

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

ii

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

EXHIBITS

EXHIBIT ADEFINITIONS

EXHIBIT BFACILITY DESCRIPTION AND SITE MAPS

EXHIBIT CTERMS OF MEA OFFER

EXHIBIT DANNUAL PAYMENTS

EXHIBIT EINSURANCE COVERAGE

iii

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

Eklutna
Power Purchase Agreement

between

Chugach Electric Association, Inc.

and

Municipality of Anchorage

______________________________________

This Eklutna Power Purchase Agreement (this “PPA”), dated as of December 28, 2018 (the “Effective Date”), is made and entered into by and between (i) CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska not-for-profit electric cooperative corporation (“Purchaser”), and (ii) the MUNICIPALITY OF ANCHORAGE, a political subdivision organized under the laws of the State of Alaska (“Seller”). Purchaser and Seller are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, as of the Effective Date, Purchaser is the owner of a 30% undivided interest in the Facility (as defined herein) (the “Purchaser’s Interest”) and Seller is the owner of a 53.33% undivided interest in the Facility (the “Seller’s Interest”); and

WHEREAS, the Facility is subject to the terms of the Transition Plan (as defined herein), which provides for the sale of interests in the Facility by the Owners (as defined herein); and

WHEREAS, Seller desires to sell and deliver and Purchaser desires to accept and receive and pay for certain Power (as defined herein) delivered from the Facility to the Delivery Point on the terms and conditions, including the prices, set forth in this PPA; and

WHEREAS, in connection with the sale of such Power, Seller desires to grant to Purchaser an option to purchase all or a portion of the Seller’s Interest, subject to the terms of the Transition Plan; and

WHEREAS, in order to determine the size of the interest in the Facility that will be subject to the terms of this PPA, the Parties intend to comply with the terms of the Transition Plan by following the procedure set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency and adequacy of which are hereby acknowledged, the Parties agree to the following:

ARTICLE 1
Rules of Interpretation

Section 1.1  Interpretation

.

(A)Capitalized terms listed in this PPA shall have the meanings set forth in Exhibit A or as otherwise defined in this PPA, whether in the singular or the plural or in the present or past tense. Words not otherwise defined in this PPA shall (i) have meanings as

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

commonly used in the English language, (ii) be given their generally accepted meaning consistent with Prudent Utility Practice, and (iii) be given their well-known and generally accepted technical or trade meanings.

(B)For purposes of this PPA, (1) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (2) the word “or” is not exclusive; (3) the masculine shall include the feminine and neuter; and (4) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this PPA as a whole. Unless the context otherwise requires, references herein: (x) to Articles,  Sections, and Exhibits means the Articles, Sections and Exhibits contained in and attached to this PPA; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This PPA shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 1.2  Consents and Approvals; Commercially Reasonable Standard

. Unless expressly provided otherwise in this PPA, (a) when this PPA requires the consent, approval, or similar action by a Party, such consent or approval shall not be unreasonably withheld, conditioned or delayed, and (b) wherever this PPA gives a Party a right to determine, require, specify or take similar action with respect to a matter, such determination, requirement, specification or similar action shall be Commercially Reasonable.

Section 1.3  Waiver

. The failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this PPA, or to take advantage of any of its rights hereunder, shall not constitute a waiver or relinquishment of any such terms, conditions, or rights, but the same shall be and remain at all times in full force and effect.

ARTICLE 2
Determination Of Chugach Portion

Section 2.1    Offer to MEA

. MEA is the owner of a 16.67% undivided interest in the Facility. Seller has offered to MEA the option either to (A) purchase from Seller at fair market value a portion of the Seller’s Interest, on a pro rata basis with Purchaser, equal to a 35.71% share of the Seller’s Interest and a 19.04% interest in the Facility (the “MEA Proportionate Interest”), or (B) enter into a power purchase agreement with Seller with respect to the MEA Proportionate Interest on terms and conditions comparable to those set forth herein, in each case on the terms set forth in Exhibit C (such alternative offers, collectively, the “MEA Offer”).

Section 2.2 Determination of Chugach Portion

.

(A)If, prior to the fulfillment or waiver of all PPA Contingencies, MEA accepts the MEA Offer and consummates a purchase of the MEA Proportionate Interest (or enters into a binding power purchase agreement for the purchase of all of the Power attributable to the MEA Proportionate Interest), the “Chugach Portion” shall equal 64.29% of the Seller’s

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

Interest.  Such percentage interest, when combined with Purchaser’s existing ownership of 30% of the Facility, will give Purchaser rights to 64.29% of the Facility.

(B)If, prior to the fulfillment or waiver of all other PPA Contingencies, MEA conclusively rejects (or is deemed to have conclusively rejected) the MEA Offer, the “Chugach Portion” shall, for the duration of the Term, be a percentage interest equal to the Seller’s Interest.

(C)If, on the day that all other PPA Contingencies have been fulfilled or waived, MEA has either accepted or has not conclusively rejected the MEA Offer but has not yet either (i) consummated a purchase of the MEA Proportionate Interest or (ii) entered into a binding power purchase agreement without contingencies for all of the Power attributable to the MEA Proportionate Interest, the “Chugach Portion” shall be deemed to be a percentage interest equal to the Seller’s Interest; provided, however, that if MEA consummates a purchase of the MEA Proportionate Interest or a lesser portion of the Seller’s Interest (or enters into a binding power purchase agreement without contingencies for all of the Power attributable to the MEA Proportionate Interest or a lesser portion of the Seller’s Interest) at the Closing under the Asset Purchase Agreement, the Chugach Portion shall, effective as of the effectiveness of such acquisition or such power purchase agreement, be reduced by that portion of the Seller’s Interest acquired by MEA (or by the Power attributable to that portion of the Seller’s Interest with respect to which MEA enters into a binding power purchase agreement).

ARTICLE 3
Term and Termination

Section 3.1 PPA Contingencies

.  This PPA and the Parties’ obligations set forth herein are contingent upon the occurrence or waiver of each of the following events (the “PPA Contingencies”):

(A)The Parties shall have determined the Chugach Portion in accordance with ARTICLE 2 and shall have memorialized the determination in a writing agreed to by the Parties;

(B)The Closing (as defined in the Asset Purchase Agreement) shall have occurred;

(C)RCA PPA Approval shall have been obtained;

(D)Seller shall have received an original, fully executed copy of the Officers’ Certificate of Excludable Property, and evidence of delivery and recording of the Trustee’s release of its lien in such Excludable Property, pursuant to Section 15.14(B); and

(E)The representations and warranties of Purchaser in Section 15.14(B) shall have been true and correct as of the Effective Date and the Commencement Date.

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

Section 3.2 Commencement Date

. The commencement date under this PPA (the “Commencement Date”) shall be the date that is the later of (a) the Effective Date and (b) the date on which each of the PPA Contingencies has occurred or has been waived by the Parties.

Section 3.3 Term

.

(A)The term of this PPA shall commence on the Commencement Date, and shall continue in full force and effect until 11:59 p.m. (Facility local time) on the Scheduled Termination Date, subject to early termination or extension as provided in this PPA or otherwise agreed to by the Parties (the “Term”).

(B)The effectiveness of this Agreement is expressly contingent upon the occurrence of the Closing provided for under the Asset Purchase Agreement.  In the event that the Asset Purchase Agreement is terminated before the Commencement Date, this PPA shall automatically terminate, and become null and void, at the same time as the termination of the Asset Purchase Agreement.

ARTICLE 4
Facility Description and Operation

Section 4.1 Description

. The Facility is described in Exhibit B. A scaled map that identifies the Site, the location of the Facility, the Delivery Point and other important facilities, is included in Exhibit B.

Section 4.2 Operation of the Facility

.

(A)In accordance with the Operations Agreement (as may be amended by the Operations Agreement Amendment), during the Term Purchaser shall manage, control, operate and maintain the Chugach Portion in a manner consistent with Prudent Utility Practice.

(B)During the Term, Seller shall, in consultation with Purchaser, select the person to serve as Seller’s representative to the Operating Committee (the “Seller’s Representative”). The Seller’s Representative shall make all decisions on the Operating Committee consistent with Prudent Utility Practice and the rights and obligations of the Parties under this PPA. Seller's Representative shall also be Seller's representative for any consultation, study, and implementation processes required under the Fish and Wildlife Agreement relating to the Facility. The Seller’s Representative shall make all decisions with respect to any processes required under the Fish and Wildlife Agreement with due regard for the rights and obligations of the Parties under this PPA.

(C)The Parties acknowledge and agree that Seller has prior rights to not less than 41 million gallons of water per day from Eklutna Lake for public water supply pursuant to the Act of October 30, 1984, 98 Stat. 2823; Alaska Statutes 46.15.150(a); and Certificate of Appropriation ADL 44944.  The Parties agree that during the Term, the supply of water available for production of Power by the Seller’s Interest shall be net of all water taken by Anchorage Water and Wastewater Utility for public water supply purposes.

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

Section 4.3 Books and Records

. Seller and Purchaser shall each keep complete and accurate books and records and all other data required by each of them for the purposes of metering, billing, payment, and administration of this PPA, including such Operating Records and other records as may be required by Applicable Law, Governmental Authorities, NERC, or any ERO or ISO. Each Party shall maintain such books and records in accordance with relevant accounting standards, as applicable, and shall provide the other Party Commercially Reasonable access to such books and records. All books and records pertaining to the operation of the Facility shall be maintained on the premises of the Facility or such other location as is mutually agreed to by the Parties. Either Party may audit and examine any such books and records from time to time upon request and during normal business hours. Each Party shall maintain any books and records that it is required to keep under this Section 4.3 for a period of at least six (6) years after the preparation of such books or records.

ARTICLE 5
Delivery

Section 5.1 Electric Delivery Arrangements

.

(A)During the Term, Purchaser shall be responsible for maintaining and paying the costs associated with the interconnection of the Facility to Purchaser’s transmission system at the Delivery Point.

(B)Purchaser shall be responsible for all electric losses, transmission and ancillary service arrangements, and costs and expenses required for delivery of the Power from the Facility to the Delivery Point and for transportation and delivery of the Power from and after the Delivery Point.

Section 5.2 Electric Metering

. The Facility Metering used to measure Energy delivered to the Delivery Point under this PPA shall be owned, installed, and maintained by Purchaser at the Delivery Point, or as close thereto as is reasonably possible.

Section 5.3 Scheduling

.  Purchaser shall nominate and schedule for delivery to Purchaser (in accordance with Prudent Utility Practice) all Energy attributable to the Chugach Portion.

ARTICLE 6
Sale and Purchase

Section 6.1 General Obligation

.

(A)Beginning on the Commencement Date and continuing thereafter throughout the Term, Seller shall generate from the Facility, deliver to the Delivery Point, and sell to Purchaser, and Purchaser shall receive and purchase at the Delivery Point, all Energy, Capacity, Renewable Attributes, and Ancillary Services (collectively, the “Power”) that are

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

available from the Facility and attributable to the Chugach Portion, in accordance with Applicable Law.

(B)Seller shall not curtail or interrupt deliveries of Power from the Facility except as required by Applicable Law or Prudent Utility Practice.

(C)Title to the Power shall transfer from Seller to Purchaser at the Delivery Point free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any other Person.

Section 6.2 Additional Products; Ancillary Services

.

(A)The Parties acknowledge that existing and future Applicable Laws create value in the ownership, use, or allocation of Renewable Attributes. To the full extent allowed by Applicable Law, Purchaser shall own and be entitled to claim all Renewable Attributes attributable to the Chugach Portion from the Commencement Date until the end of the Term, to the extent such Renewable Attributes may exist or be created during such period. For purposes of effectuating the foregoing, the following shall apply:

1.Seller hereby automatically and irrevocably assigns to Purchaser all rights, title and authority for Purchaser to register the Facility and own, hold, and manage the Renewable Attributes attributable to the Chugach Portion in Purchaser’s own name and to Purchaser’s account, including any rights associated with any renewable energy information or tracking system that exists or may be established (including but not limited to participants in any applicable REC Registration Program and the United States government) with regard to monitoring, registering, tracking, certifying, or trading Renewable Attributes. Seller hereby authorizes Purchaser to act as its agent for the purposes of registering the Facility for such purposes, and tracking and certifying Renewable Attributes, and Purchaser shall have full authority to hold, sell, or trade Renewable Attributes attributable to the Chugach Portion for its own account in connection with any renewable energy information or tracking systems. Upon the request of Purchaser, at Purchaser’s cost and expense, (i) Seller shall deliver or cause to be delivered to Purchaser such attestations/certifications of Renewable Attributes attributable to the Chugach Portion, and (ii) Seller shall cooperate with Purchaser’s registration and certification of Renewable Attributes attributable to the Chugach Portion.

2.Prior to the Commencement Date and as required thereafter for Purchaser to claim, own, or realize the available benefits of any Renewable Attributes attributable to the Chugach Portion, Seller shall, at Purchaser’s cost and expense, make all applications or filings required by Applicable Law for Renewable Attribute accreditation and for the provision of such Renewable Attributes to Purchaser.

(B)On and after the Commencement Date until the end of the Term, Seller shall make available to Purchaser all Ancillary Services attributable to the Chugach Portion at no additional charge under this PPA. Any compensation that Seller receives under Applicable Law or otherwise for Ancillary Services attributable to the Chugach Portion during such period shall be provided to Purchaser at no additional cost to Purchaser under this PPA. Seller shall credit

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

Purchaser, as a reduction to Seller’s monthly invoice or other mutually-agreed mechanism, for any compensation that Seller receives for Ancillary Services attributable to the Chugach Portion during such period.

1.Seller shall, at the request of Purchaser, use Commercially Reasonable Efforts to maximize the availability of such Ancillary Services during such period; provided,  however, that Seller shall not be required to make any capital expenditures or incur any operating expenses in connection with such efforts.

2.In the event any Governmental Authority implements new or revised requirements for generators to create, modify, change, or supply Ancillary Services requiring Seller to install additional equipment after the Commencement Date to meet such requirements, Purchaser shall, in accordance with the provisions of Section 7.2, be responsible for payment of any costs and expenses of such additional equipment; provided that such costs and expenses shall be includable in the net book value of the Chugach Portion for purposes of determination of the Purchase Price pursuant to Section 14.3(B).

ARTICLE 7
Payment for Power

Section 7.1 Annual Payment

.

(A)As consideration for Seller’s sale of the Power attributable to the Chugach Portion, Purchaser shall pay Seller for such Power at the annual rate set forth in Exhibit D (the “Annual Payments”). Purchaser and Seller acknowledge and agree that the Annual Payments are structured to include all required compensation for any and all Power (including, for the avoidance of doubt, any and all Capacity, Ancillary Services, and Renewable Attributes) required to be delivered to Purchaser under this PPA during the Term and that Purchaser is not required to make any additional payments to Seller therefor.

(B)From and after the Commencement Date, Purchaser’s obligation to make all Annual Payments hereunder throughout the Term, and the rights of the Seller in and to such Annual Payments, shall, except as expressly provided in Section 8.2 and Section 8.3, be absolute, unconditional, and irrevocable and shall not be affected by any circumstance of any nature or character whatsoever. Without limiting the foregoing, the following events shall not affect Purchaser’s obligation to make all Annual Payments:

1.Any occurrence of Force Majeure;

2.Any Forced Outage or any other interruption or curtailment of the output of the Facility for any environmental, economic, or other reason other than by Seller in breach of this PPA;

3.Any casualty to or condemnation of the Facility or any of the property of either Party;

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

4.Any change in Applicable Law;

5.Any decision by the Owners to modify, reduce, or cease operations of the Facility; and

6.Any Event of Default with respect to Purchaser.

Section 7.2Additional Consideration

.  As additional consideration for Seller’s sale of the Power attributable to the Chugach Portion, Purchaser shall during the Term be responsible for payment of all capital expenditures and operating and maintenance expenses that are payable with respect to the Chugach Portion, including any expenditures or capital investment related to any environmental compliance or other compliance with requirements of Governmental Authorities applicable to the Chugach Portion.  In the event that Seller pays any such expenditure or expense, Purchaser shall reimburse Seller for such expenditure or expense within thirty (30) days after Purchaser’s receipt of an invoice or other Commercially Reasonable evidence of such expenditure or expense.

ARTICLE 8
Billing and Payment

Section 8.1 Billing

.

(A)The billing period shall be the calendar month. Purchaser shall pay in arrears one-twelfth of the Annual Payment due to Seller for the applicable Contract Year by ACH (automated clearinghouse) transfer (or any other mutually acceptable method) on or before the fifteenth (15th) Day of the calendar month, or if such fifteenth (15th) Day falls on a Day that is not a Business Day, the next Business Day.

(B)If a payment by either Party under this PPA is late, interest, calculated using the annual prime rate of interest as published on the date of the invoice in The Wall Street Journal (or, if unavailable, an equivalent publication on or about that date) plus two percent (2%) per year, shall accrue on the unpaid balance for the number of days payment was late and shall be added to the next billing statement.

(C)Seller and Purchaser shall net their obligations to each other under this PPA, and payment of the net amount will discharge all mutual undisputed obligations between the Parties.

Section 8.2 Set Off

.

(A)In the event that (i) Purchaser has notified Seller under Section 8.05 of the Asset Purchase Agreement that Purchaser is entitled to indemnification from Seller with respect to any Third Party Claim (as defined in the Asset Purchase Agreement) or Direct Claim (as defined in the Asset Purchase Agreement), (ii) Seller has notified Purchaser that (A) Seller has determined that it will assume the defense of such Third Party Claim or (B) Seller acknowledges that Purchaser is entitled to indemnification from Seller for such Direct Claim, and (iii) either

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

(A) Seller has not, within sixty (60) days after delivery of any such notice to Purchaser, requested an appropriation of funds from the Assembly of Seller for purposes of paying any amount required to be paid or reimbursed in connection with such Third Party Claim or Direct Claim, or (B) Seller has requested an appropriation of funds from the Assembly of Seller for such purposes but has not received an appropriation of such funds, Purchaser will be entitled to withhold all or part of any amount due to Seller under this PPA for purposes of paying or reimbursing any Losses (as defined in the Asset Purchase Agreement) that have been determined, in accordance with the provisions of ARTICLE VIII of the Asset Purchase Agreement, to be due and owing from Seller to any Purchaser Indemnitee under ARTICLE VIII of the Asset Purchase Agreement in connection with such Third Party Claim or Direct Claim.  In the event that (i) Purchaser has notified Seller under Section 8.05 of the Asset Purchase Agreement, that Purchaser is entitled to indemnification from Seller with respect to any Third Party Claim or Direct Claim, (ii) Seller fails to assume the defense of such Third Party Claim or provide indemnification for such Direct Claim, (iii) Purchaser, in accordance with the provisions of ARTICLE VIII of the Asset Purchase Agreement, pursues its available legal remedies against Seller for such failure and obtains a final judgment requiring Seller to indemnify Purchaser in accordance with ARTICLE VIII of the Asset Purchase Agreement for Purchaser’s Losses  in connection with such Third Party Claim or Direct Claim, and (iv) either (A) Seller has not, within sixty (60) days after issuance of such judgment, requested an appropriation of funds from the Assembly of Seller for purposes of paying such Losses, or (B) Seller has requested an appropriation of funds from the Assembly of Seller for such purposes but has not received an appropriation of such funds, Purchaser will be entitled to withhold all or part of any amount due to Seller under this PPA for purposes of paying or reimbursing such Losses.

(B)Set-off shall not be Purchaser’s exclusive remedy with respect to any indemnification claim.

Section 8.3  Subordination

.  The Parties agree that Purchaser’s payment obligations hereunder are payable on a parity with Purchaser’s other operating expenditures, but subordinate to (i.e., neither on a parity with nor superior to) Purchaser’s payment obligations under the Bradley Lake Agreement only if and to the extent, and for the period, that making such payments would prevent Purchaser from making timely payment of any amounts due from it under the Bradley Lake Agreement.

Section 8.4 Billing Disputes

. Either Party may dispute invoiced amounts, but shall pay at least the undisputed portion on or before the date due. To resolve any billing dispute, the Parties shall use the procedures set forth in Article 10. When the billing dispute is resolved, the Party owing any amount shall pay such amount within five (5) Business Days after the date of such resolution, together with late payment interest as provided in Section 8.1(B).

ARTICLE 9
Default and Remedies

Section 9.1 Events of Default

. Any of the following events shall constitute an Event of Default with respect to the specified Party, which shall be the defaulting Party with respect to

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

such Event of Default, if such event has not been cured within the cure period specified for such event:

(A)Such Party’s failure to pay any amount due to the other Party as required by this PPA, Actual Damages, any required indemnification, or any other required payment, and such amount remains unpaid for a period of ten (10) Business Days after the date such Party receives Notice from the non-defaulting Party that the amount is overdue.

(B)Such Party’s application for, or consent (by admission of material allegations of a petition or otherwise) to, or failure to oppose the appointment of a receiver, trustee or liquidator for a Party or for all or substantially all of its assets, or its authorization of such application or consent, or the commencement or institution of any proceedings seeking such appointment against a Party which proceedings continue undismissed or unstayed for a period of sixty (60) Days from their inception.

(C)Such Party’s authorization or filing of a voluntary petition in bankruptcy, or its application for, or consent (by admission of material allegations of a petition or otherwise) to, or failure to oppose an involuntary petition in bankruptcy, or the application of any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction to a Party, or the commencement or institution of any such proceedings against a Party which proceedings remain undismissed or unstayed for sixty (60) Days from its inception or which result in adjudication of bankruptcy or insolvency within such time.

(D)Such Party’s unauthorized assignment of this PPA, which unauthorized assignment shall be an Event of Default immediately upon its occurrence and without further notice from the non-defaulting Party.

(E)There is any lien or security interest in or on any assets of Purchaser that encumbers the Collateral as of the Commencement Date, and such lien or security interest continues to encumber the Collateral thirty (30) Days after Notice thereof shall have been given by Seller to Purchaser.

(F)The failure by either Party to perform or observe any other material obligation to the other Party under this PPA, which failure is not excused by Force Majeure and remains unremedied for thirty (30) Days after Notice thereof shall have been given by the non-defaulting Party; provided,  however, that if the failure is not reasonably capable of being cured within the thirty (30) Day period, the defaulting Party will have such additional time (not exceeding an additional ninety (90) Days) as is reasonably necessary to cure the failure, so long as the Party promptly commences and diligently pursues the cure.

(G)An event of default has occurred with respect to such Party under the Asset Purchase Agreement or the PILT Agreement (as defined in the Asset Purchase Agreement), and such event of default has not been cured within any applicable cure, notice, or grace period.

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

Section 9.2 Remedies

. Upon the occurrence of any Event of Default of this PPA, the non-defaulting Party may pursue all rights and remedies available to it at law and in equity and in accordance with the terms of this PPA. Except as explicitly provided to the contrary in this PPA, each right or remedy of the Parties provided for in this PPA shall be cumulative of and shall be in addition to every other right or remedy provided for in this PPA, and the exercise of one or more of the rights or remedies provided for herein shall not preclude the simultaneous or later exercise by such Party of any other rights or remedies provided for herein.

(A)Termination and Damages. For any uncured Event of Default, the non-defaulting Party may, at its option do any, some, or all of the following:

1.Net from any payments due from the non-defaulting Party any amount otherwise due from the defaulting Party under or in connection with this PPA, including any unpaid Actual Damages;

2.Seek Actual Damages in such amounts and on such basis for the default as authorized by this PPA;

3.Terminate this PPA immediately upon Notice, without penalty or further obligation to the defaulting Party. Upon the termination of this PPA under this Section 9.2, the non-defaulting Party shall be entitled to receive from the defaulting Party all of the Actual Damages in connection with the Event of Default resulting in such termination.

(B)Damages for Events of Default. The non-defaulting Party shall be entitled to receive from the defaulting Party all direct damages incurred by the non-defaulting Party that are proximately caused by Event of Default (“Actual Damages”).

Section 9.3 Limitation on Damages

. The Parties confirm that the express remedies and measures of damages provided in this PPA satisfy the essential purposes hereof. If no remedy or measure of damages is expressly herein provided, the obligor’s liability shall be limited to Actual Damages only. Neither Party shall be liable to the other Party for consequential, incidental, punitive, exemplary, special, equitable or indirect damages, lost profits or other business interruption damages by statute, in tort or contract (except to the extent expressly provided herein); provided, however, that if either Party is held liable to a third party for such damages and the Party held liable for such damages is entitled to indemnification from the other Party hereto, the indemnifying Party shall be liable for, and obligated to reimburse the indemnified Party for, such damages. To the extent any damages required to be paid hereunder are liquidated, the Parties acknowledge that the damages are difficult or impossible to determine, that otherwise obtaining an adequate remedy is inconvenient, and that the liquidated damages constitute a reasonable approximation of the harm or loss.

ARTICLE 10
Dispute Resolution

Section 10.1 Dispute Resolution

.  In the event of any dispute arising under this PPA (a “Dispute”), within ten (10) Business Days following Notice by either Party, (i) each Party shall

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

appoint a representative, and (ii) the representatives shall meet, negotiate and attempt in good faith to resolve the Dispute quickly, informally and inexpensively. In the event the representatives cannot resolve the Dispute within thirty (30) Days after the first meeting, either Party may request that consideration and resolution of the Dispute be transferred to a designated representative of each Party’s senior management. Within ten (10) Days following such a request, each Party shall submit a written summary of the Dispute describing the issues and claims to a senior officer of each Party designated to address the Dispute. Within ten (10) Business Days after receipt of each Party’s Dispute summaries, the senior management representatives for both Parties shall negotiate in good faith to resolve the Dispute. If such senior management representatives are unable to resolve the Dispute within thirty (30) Days thereafter, either Party may pursue any available legal remedies; provided,  however, that if and to the extent that a Dispute involves the Justness or Reasonableness Conditions, and the Dispute is not resolved by negotiations of senior management representatives of the Parties, neither Party shall have any right to pursue any further legal remedies to resolve such Dispute and such Dispute shall be deemed to be resolved finally and conclusively by enforcement of the obligation of Purchaser under this PPA to pay the Annual Payments set forth in Exhibit D.

ARTICLE 11
Force Majeure

Section 11.1 Applicability of Force Majeure

. Except as explicitly provided otherwise herein, a Party shall be relieved of its obligations to perform this PPA and shall not be considered to be in default with respect to any obligation under this PPA to the extent that such Party is prevented from fulfilling such obligation by Force Majeure, provided, however, that: (i) such Party gives prompt Notice describing the circumstances and impact of the Force Majeure; (ii) the relief from its obligations sought by such Party is of no greater scope and of no longer duration than is required by the Force Majeure; (iii) such Party proceeds with due diligence to overcome the Force Majeure and resume performance of its obligations under this PPA; and (iv) such Party provides prompt Notice of the conclusion of the Force Majeure.

Section 11.2 Limitations on Effect of Force Majeure

.

(A)Force Majeure shall relieve a Party from performing only such obligations as are actually prevented by the Force Majeure.

(B)Except to the extent that Force Majeure prevents a Party from completing a transfer of money to the other Party, Force Majeure shall not excuse a Party from making any payment to the other on or before the date that such payment becomes due and payable.

(C)In no event will the existence of Force Majeure extend this PPA beyond its stated Term.

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

ARTICLE 12
Insurance

Section 12.1 General Insurance Requirements

. On or prior to the Commencement Date and thereafter throughout the Term, Purchaser shall use Commercially Reasonable efforts to obtain and maintain at its own cost and expense insurance coverages for the Chugach Portion satisfying the requirements of this ARTICLE 12 and of Exhibit E. No later than the Commencement Date and on or before June 1 of each year during the Term, Purchaser shall provide Seller with a copy of insurance certificates reasonably acceptable to Seller evidencing that insurance coverages for the Facility are in compliance with such requirements. Such certificates shall (a) name Seller as an additional insured (except worker’s compensation); (b) provide that Seller shall receive thirty (30) Days prior Notice of non-renewal, cancellation of, or significant modification to any of the corresponding policies (except that such Notice shall be ten (10) Days for non-payment of premiums); (c) provide a waiver of any rights of subrogation against Seller, its Affiliates and their officers, directors, agents, subcontractors, and employees; and (d) indicate that the policies have been endorsed in accordance with the requirements set forth herein. All policies shall be written with insurers with an AM Best rating of at least A-VII. All policies shall be written on an occurrence basis, except as provided in Section 12.2. All policies shall contain an endorsement that Purchaser’s policy shall be primary in all instances regardless of like coverages, if any, carried by Seller. Purchaser’s liability under this PPA is not limited to the amount of insurance coverage required herein.

Section 12.2 Term and Modification of Insurance

.

(A)All insurance required under this PPA shall cover occurrences during the Term and for a period of two (2) years after the Term. In the event that any insurance as required herein is commercially available only on a “claims-made” basis, such insurance shall provide for a retroactive date not later than the date of this PPA and such insurance shall be maintained by Seller for a minimum of six (6) years after the Term.

(B)If any insurance required to be maintained by Purchaser hereunder ceases to be reasonably available and commercially feasible in the commercial insurance market, Purchaser shall provide Notice to Seller, accompanied by a certificate from an independent insurance advisor of recognized national standing, certifying that such insurance is not reasonably available and commercially feasible in the commercial insurance market for electric generating plants of similar type, geographic location and capacity. Upon receipt of such Notice, Purchaser shall use Commercially Reasonable attempts to obtain other insurance that would provide comparable protection against the risk to be insured.

Section 12.3 Application of Proceeds

. Purchaser and Seller agree that, in the event of a catastrophic loss of all or a portion of the Facility, unless the Parties mutually agree otherwise, the Facility shall be repaired, replaced, or rebuilt, and any insurance proceeds received in connection with such loss shall be used only for such repair, replacement, or rebuilding.  If the Parties have agreed that the Facility is to not be repaired, replaced, or rebuilt, any insurance proceeds received in connection with such loss shall be used first for purposes of the payment of remaining Annual Payments.

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

ARTICLE 13
Indemnity

Section 13.1 Indemnification

. Each Party (the “Indemnifying Party”) agrees (but in the case of Seller as the Indemnifying Party, only subject to appropriation of the requisite funds by the Assembly of Seller) to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against all third party claims, demands, losses, liabilities, penalties, and expenses (including attorneys’ fees) for personal injury or death to persons and damage to the Indemnified Party’s real property and tangible personal property or facilities or the property of any other Person to the extent arising out of, resulting from, or caused by any (i) Event of Default or other breach under this PPA, (ii) violation of Applicable Laws, (iii) negligent or tortious acts, errors, or omissions, or (iv) willful misconduct, in each case of the Indemnifying Party or any of its Affiliates, directors, officers, employees, or agents.

(A)The indemnification obligations of the Indemnifying Party shall apply notwithstanding any negligence of the Indemnified Party, but the Indemnifying Party’s liability to indemnify the Indemnified Party shall be reduced in proportion to the percentage by which the Indemnified Party’s negligent acts, errors, or omissions caused the damages.

(B)Neither Party shall be indemnified for its damages resulting from its sole negligence or willful misconduct. The indemnity provisions of this PPA shall not be construed to relieve any insurer of its obligation to pay claims consistent with the provisions of a valid insurance policy.

(C)Nothing in this Section 13.1 shall enlarge any liability of either Party to the other Party for any breach of this PPA or relieve either Party of any liability to the other Party for any breach of this PPA.

(D)A Party will not be liable more than once for the same losses, even if those losses may be recovered under multiple sections or subsections of this PPA or under both this PPA and the Asset Purchase Agreement. By way of example, if the Indemnified Party experiences losses for which the Indemnifying Party would be liable under the Asset Purchase Agreement, the Indemnifying Party’s liability for those specific losses under this ARTICLE 13 will be reduced or eliminated to the extent of any indemnification, payment, or reimbursement in respect of the same losses under the Asset Purchase Agreement to avoid a double recovery by the Indemnified Party with respect to such losses. Accordingly, the amount owing to the Indemnified Party under this ARTICLE 13 shall be reduced by any amount paid to the Indemnified Party under the indemnification provisions of the Asset Purchase Agreement for the same breach, event, violation, circumstance, act, error, omission, or condition.

Section 13.2 Notice of Claim

. Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative proceeding, legal proceeding, or investigation as to which the indemnity provided for in this ARTICLE 13 may apply, the Indemnified Party shall provide Notice thereof to the Indemnifying Party. The Indemnifying Party shall assume the defense thereof with counsel designated by such Party and satisfactory to the Indemnified Party, provided, however, that if the defendants in any such action include both

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and be represented by separate counsel, at the Indemnifying Party’s expense, unless a liability insurer has agreed to pay such costs.

Section 13.3 Settlement of Claim

. If the Indemnifying Party fails to assume the defense of a claim meriting indemnification, the Indemnified Party may, at the expense of the Indemnifying Party, contest, settle, or pay such claim, provided, however, that settlement or full payment of any such claim may be made only following consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned, or delayed, or, absent such consent, written opinion of the Indemnified Party’s counsel that such claim is meritorious or warrants settlement.

Section 13.4 Amounts Owed

. Except as otherwise provided in this ARTICLE 13, in the event that a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under this ARTICLE 13, the amount owing to the Indemnified Party will be the amount of the Indemnified Party’s actual loss net of any insurance proceeds received by the Indemnified Party following a Commercially Reasonable effort by the Indemnified Party to obtain such insurance proceeds (which Commercially Reasonable effort will not in any event include any obligation to initiate litigation or any other dispute resolution proceeding against any insurer).

Section 13.5 Survival

.  The provisions of this ARTICLE 13 shall survive the expiration or earlier termination of this PPA.

ARTICLE 14
Assignment and Other Transfer Restrictions; Lender Provisions

Section 14.1 Transfer Without Consent is Null and Void

. Except as provided in ARTICLE 2, any sale, transfer, or assignment of any interest in the Seller’s Interest or in this PPA made without fulfilling the requirements of this ARTICLE 14 shall be null and void and a breach of this PPA.

(A)Except as permitted in this Section 14.1, neither Party shall assign this PPA, or any right, title or interest therein, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that:  (i) Notice of any proposed assignment requiring consent of the other Party shall be given to such other Party at least thirty (30) Days prior to the proposed effective date of such assignment; and (ii) with respect to any assignment hereunder, whether requiring consent or not, (a) except with respect to any assignment under Section 14.2, any assignee shall expressly assume the assignor’s obligations under this PPA unless otherwise agreed by the other Party; (b) no assignment shall relieve the assignor of its obligations under this PPA in the event the assignee fails to perform, unless the other Party waives or releases in writing the assignor’s continuing

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

obligations under this PPA; and (c) the assignment shall be subject to receipt of all such approvals as may be required by any applicable Governmental Authorities.

(B)Except as set forth in Section 15.14(B) with respect to the Collateral and Seller’s consent rights with respect thereto, Purchaser shall have the right to assign all or a portion of its rights or obligations under this PPA without the prior written consent of Seller as follows:

1.to a Lender as collateral security for obligations under the Financing Documents entered into with such Lender, provided that:  (i) Purchaser provides Seller with written Notice of such proposed collateral assignment not less than thirty (30) Days prior to such collateral assignment, and (ii) the applicable form of collateral assignment and related documentation is reasonably acceptable to Seller, as provided in Section 14.2;

2.to an Affiliate of Purchaser that is either (i) a Creditworthy Entity and Qualified Operator or (ii) a Creditworthy Entity that contracts with a Qualified Operator;

3.pursuant to Section 14.2, to a Creditworthy Entity and Qualified Operator or to a Creditworthy Entity that contracts with a Qualified Operator to operate the Facility after a Lender has exercised its foreclosure rights with respect to this PPA; and

4.to a Person succeeding to all or substantially all of the assets of Purchaser, provided that such Person’s creditworthiness is equal to or better than that of Purchaser and such Person is a Qualified Operator or has contracted with a Qualified Operator to operate the Facility.

(C)Seller acknowledges that upon an event of default under any Financing Documents relating to this PPA, a Lender may (but shall not be obligated to) assume, or cause its designee to assume, all of the interests, rights, and obligations of Purchaser thereafter arising under this PPA, in which case such Lender or such designee shall assume and agree to be bound by all the terms and provisions of this PPA arising on or after the date of such assumption by such Lender or such designee;  provided that, such designee shall be required to be a Qualified Operator; and provided,  further, that, regardless of whether any such Lender or such designee assumes all of the interests, rights, and obligations of Purchaser thereafter arising under this PPA, Seller’s interests, rights, and obligations under this PPA will remain in full force and effect.

Section 14.2 Lender Provisions

.

(A)Except as set forth in Section 15.14(B) with respect to the Collateral and Seller’s consent rights with respect thereto, Purchaser may, without approval of Seller, charge or otherwise encumber its interest under this PPA for security purposes in accordance with the provisions of Section 14.1 and this Section 14.2.

(B)Promptly after making any such encumbrance, Purchaser shall notify Seller in writing of the name, address, and telephone and facsimile numbers of each Lender to which Purchaser’s interest under this PPA has been encumbered. Such Notice shall include the

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

names of the account managers or other representatives of the Lenders to whom all written and telephonic communications may be addressed.

(C)After giving Seller the initial Notice under Section 14.2(B), Purchaser shall promptly give Seller Notice of any change in the information provided in the initial Notice or any subsequent Notice.

(D)If Purchaser encumbers its interest under this PPA as permitted by this Section 14.2, the following provisions shall apply:

1.The Parties, except as provided by the terms of this PPA, shall not modify or cancel this PPA without the prior written consent of the Lender, such consent not to be unreasonably withheld, conditioned or delayed.

2.The Lender or its designees shall have the right, but not the obligation, to perform any act required to be performed by Purchaser under this PPA to prevent or cure an Event of Default with respect to Purchaser and such act performed by the Lender or its designees shall be as effective to prevent or cure an Event of Default as if done by Purchaser, provided that, if any such Lender or any such designee elects to perform any act required to be performed by Purchaser under this PPA to prevent or cure an Event of Default by Purchaser, Seller will not be deemed to have waived or relinquished any of its rights and remedies as provided in this PPA; and provided,  further, that Purchaser hereby releases Seller, to the fullest extent permitted by Applicable Law, from any and all liability arising from Seller’s performance under this PPA pursuant to instructions of the Lender following an event of default with respect to Purchaser under Lender’s Financing Documents.

3.Seller shall, promptly following any request by Purchaser, execute statements certifying that this PPA is unmodified (or, if modified, stating the nature of the modification), in full force and effect and the absence or existence (and the nature thereof), to Seller’s actual knowledge, of Events of Default hereunder by Purchaser and documents of consent to such assignment to the encumbrance and any assignment to such Lender, all in form and substance reasonably acceptable to Seller.

4.Promptly following the receipt of a written request from Purchaser or any Lender, Seller shall execute, or arrange for the delivery of, such reasonable certificates and other documents as may be reasonably necessary and appropriate in order for Purchaser to consummate any financing or refinancing of the Facility or any part thereof and enter into such reasonable agreements as may be reasonably requested by such Lender, which agreements will grant such rights to the Lender as are specifically provided for in such documents, including that (a) this PPA shall not be terminated (otherwise than pursuant to the terms of this PPA) without the consent of the Lender, which consent shall not be unreasonably withheld, conditioned, or delayed; (b) the Lender shall be given notice of, and the opportunity to cure any breach or default of this PPA by Purchaser in accordance with this PPA; (c) if the Lender forecloses, takes a deed in lieu of foreclosure, or otherwise exercises its remedies pursuant to any security documents, then (i) Seller shall, at the Lender’s request, continue to perform all of its obligations hereunder, and the Lender or (without in any way limiting any obligation or liability of the Lender) its

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

nominee may perform in the place of Purchaser, and may assign this PPA to another Person that is a Creditworthy Entity and Qualified Operator in place of Purchaser, (ii) the Lender shall have no liability under this PPA except during the period of such Lender’s ownership of the Purchaser’s Interest or operation of the Facility, and (iii) Seller shall accept performance in accordance with this PPA by the Lender or its nominee; and (d) Seller shall make such representations and warranties to the Lender as Lender may reasonably request with regard to (1) Seller’s authority to execute, deliver, and perform this PPA, (2) the binding nature on Seller of the document evidencing Seller’s consent to assignment to the Lender and this PPA, and (3) the receipt of regulatory approvals by Seller with respect to its execution and performance under this PPA.

5.Purchaser shall reimburse Seller for the out-of-pocket costs and expenses (including the fees and expenses of counsel) incurred by Seller in connection with the preparation, negotiation, or execution of any statements, certificates, agreements, or other documents required under this Section 14.2.

Section 14.3 Purchase Option

.  Purchaser (or its designated Affiliate) shall have the option to purchase the Chugach Portion effective as of the expiration of the Term on the terms and conditions hereinafter set forth (the “Purchase Option”).  On or before the thirtieth (30th) anniversary of the Commencement Date, Seller will deliver to Purchaser Notice of the date, location, and time of a joint meeting between Seller and Purchaser to discuss Purchaser's plan regarding the potential exercise the Purchase Option. During the last five (5) Contract Years, Purchaser shall have the right at any time prior to the last day of the Term to deliver Notice to Seller that Purchaser is exercising the Purchase Option.  If Seller fails to provide Notice of such joint meeting or fails to meet with Purchaser, Seller shall not be in breach of this Agreement, but if Purchaser then fails to deliver Notice of exercise of the Purchase Option prior to the last day of the Term, the Term shall be extended for a period of one year beyond such date (the “Term Extension”), during which (i) Purchaser may deliver its Notice of exercise of  the Purchase Option at any time prior to the last day of the Term Extension, and (ii) Purchaser shall continue to make Annual Payments equal to (x) the amount for Contract Year 35 as set forth on Exhibit D hereto, plus (y) an amount equal to one percent (1%) of such amount, until the earlier of the expiration of the Term Extension or the closing of the purchase and sale agreement for the Purchase Option.  If Purchaser exercises its Purchase Option, Seller and Purchaser shall enter into a purchase and sale agreement for the Chugach Portion in a form to be mutually agreed by the Parties prior to the Closing under the Asset Purchase Agreement.

(A)Determination of Chugach Portion for Purposes of Purchase Option. If MEA has not accepted the MEA Offer and consummated a purchase of the MEA Proportionate Interest prior to the Commencement Date, the Chugach Portion shall be deemed to be a percentage interest equal to the Seller’s Interest for purposes of the Purchase Option; provided,  however, that if MEA, in connection with the exercise of the Purchase Option by Purchaser, exercises any rights that MEA may have under the Transition Plan to consummate a purchase of the MEA Proportionate Interest effective as of the expiration of the Term, the Chugach Portion shall, for purposes of the Purchase Option, be reduced by the MEA Proportionate Interest.

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

(B)Purchase Price.  Upon any exercise of the Purchase Option, the purchase price for the Chugach Portion shall be the Purchase Price; provided that Purchaser may offset any Purchase Price Adjustment against the Purchase Price.  The Parties agree that, for the purposes of calculating the Purchase Price, the following expenditures shall be capitalized or, if necessary, deferred and amortized, for purposes of determining the “net book value” of the Chugach Portion for purposes of determining the Purchase Price:

1.all overhaul costs for the Facility, whether treated as expenses or otherwise for purposes other than determining the Purchase Price, that have been paid by Purchaser with respect to the Seller’s Interest prior to any acquisition by MEA of all or any portion of the Seller’s Interest; and

2.any other expenditures or regulatory assets related to compliance with Applicable Law made by Purchaser with respect to the Seller’s Interest prior to any acquisition by MEA of all or any portion of the Seller’s Interest; and

3.any other improvement, contribution, or expense (other than operating expenses) made or paid by or on behalf of Purchaser with respect to the Facility to the extent that such improvement, contribution or expense increases the value of the Facility above the value of the Facility immediately before such improvement, contribution or expense is made or paid and that, after amortization, has a positive value that extends beyond the Term.

If, for any reason, any generation unit overhaul costs or expenditures related to environmental compliance or other compliance with Applicable Law are not capitalized on Seller’s financial statements, then such costs or expenditures shall be imputed as a capital investment in Seller’s Interest and deferred and amortized for the purposes of establishing “net book value.”

(C)Purchase Price Adjustment.  If MEA acquires any portion of the Seller’s Interest from Seller at or prior to the time set forth in Section 14.3(D) so that the portion of the Seller’s Interest available to be purchased by Purchaser under the Purchase Option is less than the Chugach Portion as of the Effective Date, Seller will reimburse Purchaser, from the proceeds of such sale to MEA, for Purchaser’s pro-rata portion of the sum of the following amounts (the “Purchase Price Adjustment”):

1.All capital improvements or other capital contributions made by Purchaser with respect to such portion of the Seller’s Interest prior to MEA’s acquisition of such portion of the Seller’s Interest;

2.all overhaul costs for the Facility, whether treated as expenses or otherwise for purposes other than determining the Purchase Price or Purchase Price Adjustment, that have been paid by Purchaser with respect to such portion of the Seller’s Interest prior to MEA’s acquisition of such portion of the Seller’s Interest;

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

3.any other expenditures or regulatory assets related to compliance with Applicable Law made by Purchaser with respect to such portion of the Seller’s Interest prior to the date of such acquisition; and

4.any other improvement, contribution, or expense (other than operating expenses) made or paid by or on behalf of Purchaser with respect to the Facility to the extent that such improvement, contribution or expense increases the value of the Facility above the value of the Facility immediately before such improvement, contribution or expense is made or paid and that, after amortization, has a positive value that extends beyond the Term.

As used in this Section 14.3(C), “pro-rata” means in accordance with the ratio of (i) that portion of the Seller’s Interest acquired by MEA to (ii) the entire Seller’s Interest. It is the intent of the Parties that the Purchase Price Adjustment fully reimburse Purchaser for any improvements to, or increased value of, the Facility to the extent that such improvement is acquired by MEA rather than by Purchaser pursuant to the Purchase Option.

(D)Closing. The closing of the purchase pursuant to any exercise of the Purchase Option will occur on a date selected by Purchaser, which date will be not less than five (5) months and not more than nine (9) months after Purchaser has exercised the Purchase Option. Purchaser will select the closing date by giving a minimum of 30 days written notice to Seller.

ARTICLE 15
Miscellaneous

Section 15.1 Forward Contract; Forward Agreement

.    The Parties acknowledge and intend that (a) this PPA, the transactions contemplated hereby, and any instruments that may be provided by either Party hereunder will each, and together, constitute one and the same “forward contract” and “forward agreement” within the meaning of the Bankruptcy Code; (b) Purchaser and Seller are “forward contract merchants,” “swap participants,” and “master netting agreement participants” within the meaning of the Bankruptcy Code; (c) all payments made or to be made by one Party to the other Party pursuant to this PPA constitute “settlement payments” within the meaning of the Bankruptcy Code; (d) this PPA constitutes a “master netting agreement” within the meaning of the Bankruptcy Code; (e) the Annual Payments (including each monthly payment thereof) and all other amounts due from Purchaser hereunder are (i) settlement payments (as defined in the Bankruptcy Code), (ii) transfers in connection with a forward contract, swap agreement and master netting agreement (as used in Sections 546(e), 546(g) and 546(j) of the Bankruptcy Code), and (iii) attributable solely to the expected costs of acquiring the Energy attributable to the Chugach Portion during the Term (based on the anticipated minimum amount of Energy that will be generated by the Facility and attributable to the Chugach Portion during the Term), as determined as of the date hereof; (f) the date of each monthly payment of the Annual Payments is a “maturity date” (as used in the definition of “forward contract” in Section 101 of the Bankruptcy Code) with respect to the Energy attributable to the Chugach Portion delivered to Purchaser during the period since the prior monthly payment; and (h) this PPA was entered into by Purchaser for the purpose of hedging against price fluctuations in the market for

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

electricity, by paying a fixed price for the Energy attributable to the Chugach Portion during the Term; (i) Purchaser intends to pass on the costs of its Energy purchases hereunder to its own customers, subject to Applicable Law; and (j) all remedies for a non-defaulting Party hereunder (including as set forth in Section 9.2) are “contractual rights” as used in Sections 362(b)(6), 362(b)(17), 362(b)(27), 556, 560 and 561 of the Bankruptcy Code.  Each Party agrees that it will not make any assertion or claim, in any dispute or otherwise, or otherwise take any position to the effect that this PPA, the transactions contemplated hereby, and any instrument(s) that may be provided by either Party hereunder do not each, and together, constitute one and the same “forward contract,” “commodity forward agreement,” and “master netting agreement” within the meaning of the Bankruptcy Code, or that Purchaser and Seller are not “forward contract merchants,” “swap participants,” and “master netting agreement participants” within the meaning of the Bankruptcy Code.

Section 15.2 Notices

. All notices, requests, consents, claims, demands, waivers and other communications hereunder (any of the foregoing, a “Notice”) shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15.1):

If to Seller:	Municipality of Anchorage 632 W. 6th Avenue, Suite 850 Anchorage, AK 99501 E-mail: william.falsey@anchorageak.gov Attention: William D. Falsey, Municipal Manager
with a copy to:	Municipality of Anchorage 632 W. 6th Avenue, Suite 850 Anchorage, AK 99501 E-mail: rebecca.windtpearson@anchorageak.gov Attention: Rebecca A. Windt Pearson, Municipal Attorney
and a copy to:	K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104-1158 E-mail: eric.freedman@klgates.com Attention: Eric E. Freedman

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

If to Purchaser:	Chugach Electric Association, Inc. 5601 Electron Drive Anchorage, AK 99518 E-mail: Lee_Thibert@chugachelectric.com Attention: Lee D. Thibert, Chief Executive Officer
with a copy to:	Chugach Electric Association, Inc. 5601 Electron Drive Anchorage, AK 99518 E-mail: Matthew_Clarkson@chugachelectric.com Attention: Matthew C. Clarkson, General Counsel
and a copy to:	Stinson Leonard Street LLP Suite 2600 50 South Sixth Street Minneapolis, MN 55402 E-mail: james.bertrand@stinson.com Attention: James J. Bertrand

Section 15.3 Compliance With Applicable Laws

. Each Party shall at all times comply with all Applicable Laws; provided, however that any non-compliance with Applicable Law that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business or financial condition of the Party or its ability to fulfill its commitments hereunder shall not be deemed to be a breach of this PPA. Each Party shall promptly disclose to the other, any material violation of any Applicable Laws arising out of or in connection with the Facility and this PPA. This PPA will not take effect until the prior approval of the RCA as required by AS 42.05.431(b).

Section 15.4 Rates, Terms, and Conditions Binding

.    The Parties agree that the rates (including Annual Payments), terms, and conditions for products and services specified in this PPA shall remain in effect for the Term.  In addition, to the fullest extent permitted by Applicable Law, each Party, for itself and its successors and assigns, hereby expressly and irrevocably (i) waives any rights that it may have, now or in the future, whether under AS 42.05.431(a), AS 42.05.431(b), or otherwise, to seek to obtain from the RCA by any means, directly or indirectly (through complaint, investigation, or otherwise), and (ii) covenants and agrees not at any time to seek so to obtain, an order from the RCA changing any section of this PPA specifying the rate, charge, or classification (“Justness or Reasonableness Conditions”) agreed to by the Parties, it being the express intent of the Parties that, to the fullest extent permitted by Applicable Law, neither Party will unilaterally seek to obtain from the RCA any relief changing the Justness or Reasonableness Conditions of this PPA, notwithstanding any subsequent changes that may occur in Applicable Law or market conditions.

Section 15.5 Public Announcements

.  Neither Party shall at any time make, with respect to the transactions to be consummated by this PPA, publish, or communicate to any

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

Person in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the other Party or any of its employees, officers, officials or directors.

Section 15.6 No Third-Party Beneficiaries

.  This PPA is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this PPA.

Section 15.7 Amendment and Modification; Waiver

. This PPA may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this PPA shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 15.8 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

.

(A)This PPA shall be governed by and construed in accordance with the internal laws of the State of Alaska, without regard to conflict of law principles that would result in the application of the laws of any other jurisdiction.

(B)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS PPA OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE SUPERIOR COURT OF THE STATE OF ALASKA IN IN THE THIRD JUDICIAL DISTRICT, LOCATED IN ANCHORAGE, ALASKA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURT AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(C)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS PPA IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

RELATING TO THIS PPA OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS PPA CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS PPA BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 15.8.

Section 15.9 Specific Enforcement

.  The Parties agree that irreparable damage would occur if any provision of this PPA were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The Parties acknowledge and agree that (A) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this PPA and to enforce specifically the terms and provisions hereto, without proof of damages, this being in addition to any other remedy to which they are entitled under this PPA and (B) the right to specific enforcement is an integral part of the transactions contemplated by this PPA and without that right, neither Seller nor Purchaser would have entered into this PPA. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this PPA and to enforce specifically the terms and provisions of this PPA in accordance with this Section 15.9 shall not be required to provide any bond or other security in connection with any such injunction.

Section 15.10 Waiver of Sovereign Immunity

. Seller agrees that it is subject to civil and commercial suit for any breach of contract obligations under this PPA.  To the extent that Seller may be entitled to claim sovereign, governmental, or municipal immunity from any liability in such a civil or commercial suit by Purchaser, Seller hereby agrees not to claim, and hereby waives, such sovereign, governmental, or municipal immunity.

Section 15.11 RCA PPA Approval

.  Seller and Purchaser will use Commercially Reasonable efforts to cooperate and each advocate to obtain an order from the Regulatory Commission of Alaska (the “RCA”) approving the amendment of the certificate of public convenience and necessity of each of Purchaser and Seller to reflect the transactions to be consummated hereby, which order includes approval of (A) recovery by Purchaser in future rates of payments made under this PPA and (B) this PPA; and which order from the RCA shall not contain any condition or conditions materially adverse to either Purchaser or Seller, as determined by Purchaser or Seller with respect to itself in good faith and in the exercise of its Commercially Reasonable business judgment (“RCA PPA Approval”).    In addition, Seller and Purchaser will use commercially reasonable efforts to cooperate and advocate to obtain an order from the RCA approving, as part of the transactions to be consummated hereby, recovery by Buyer in future rates of the costs associated with consummating the transactions to be consummated hereby.

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

Section 15.12 Relationship of the Parties

. This PPA shall not be interpreted to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Except as specifically provided for in this PPA to the contrary, neither Party shall have any right, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as an agent or representative of, the other Party.

Section 15.13 Successors and Assigns

. Subject to the provisions of Section 14.1, Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 15.14 Security Interest

.

(A)The Parties agree, acknowledge and intend that the legal status of this PPA is and shall be as a power purchase agreement, a forward contract (as defined in the Bankruptcy Code), a commodity forward agreement (and thus a swap agreement as defined in the Bankruptcy Code), and a master netting agreement (as defined in the Bankruptcy Code), and not a secured purchase of the Chugach Portion or any other alternative form of transaction, and that Seller will at all times during the Term have and retain full undivided ownership of the Chugach Portion. Accordingly, each Party acknowledges and agrees that: (1) it shall not assert that the transactions contemplated under this PPA are a secured financing of any sort; and (2) it shall cooperate with the other Party in defending against any assertion by a third party that the transactions contemplated hereunder constitute a secured financing.

(B)Notwithstanding the foregoing, as security for the prompt payment and performance of all obligations of Purchaser under this PPA, including the payment of all Annual Payments to Seller, and solely as a precaution in the event that this PPA should be construed as a secured financing such that Purchaser shall be deemed to have acquired title to the Chugach Portion at any time (other than by exercise of the Purchase Option under Section 14.3), Purchaser hereby grants to Seller a senior, first priority purchase money lien on and security interest in and to, and right of set-off with respect to, all right, title, and interest of Purchaser in and to the Chugach Portion (including all right, title, and interest in and to any Power attributable to the Chugach Portion, except as and to the extent that such Power is delivered to Purchaser at the Delivery Point under and in accordance with the express provisions of this PPA) and all proceeds thereof (collectively, the “Collateral”).  In addition, notwithstanding ARTICLE 14, Purchaser (i) represents and warrants to Seller as of each of the Effective Date and the Commencement Date that (a) Purchaser has provided Seller with a true and correct copy of the Trust Indenture, including all supplements and amendments thereto that were executed after January 20, 2011 and (b) there are no liens or security interests in or on the assets of Purchaser that encumber the Collateral as of the Effective Date, and that there will be no liens or security interests in or on the assets of Purchaser that will encumber the Collateral as of the Commencement Date; (ii) covenants and agrees that Purchaser shall provide to Seller, at or prior to the Closing under the Asset Purchase Agreement, (a) an original, fully executed copy of an Officers’ Certificate of Excludable Property (as such terms are defined in the Trust Indenture), in form and substance reasonably satisfactory to Seller, identifying the Collateral as Excludable Property under the Trust Indenture and including a confirmation by the Trustee (as defined in the

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

Trust Indenture) that the Collateral is Excludable Property and is not subject to the lien of the Trust Indenture pursuant to a release under Section 6.10 of the Trust Indenture, in form and substance reasonably satisfactory to Seller, (b) evidence of Purchaser’s delivery of such Officers’ Certificate to the Trustee and the Trustee’s execution of such release, and (c) evidence of the recording of such release in all recording offices in the State of Alaska in which the lien of the Trust Indenture has been recorded; and (iii) covenants and agrees that Purchaser shall not, without Seller's prior written consent, grant any security interest in the Collateral, including (a) in connection with this PPA, the Asset Purchase Agreement, and the transactions contemplated hereunder and thereunder, or (b) any grant of a lien to the Trustee pursuant to Granting Clause Third of the Trust Indenture or otherwise.  In connection with the lien and security interest granted in this Section 15.14(B), Seller shall have the rights and remedies of a secured party or mortgagee under Applicable Law, including the UCC. Purchaser hereby authorizes Seller to file UCC financing statements and to record instruments with any appropriate Governmental Authority, and to make other similar filings and recordings with respect hereto as Seller shall elect in its sole discretion for the purposes of recording and perfecting its lien and security interest in the Collateral.

Section 15.15 Survival of Obligations

. The applicable provisions of this PPA shall continue in effect after termination to the extent necessary to (A) provide for final billings, payments, and adjustments, (B) enforce or complete the duties, obligations, or responsibilities of the Parties, and (C) address any remedies or indemnification rights arising prior to termination. Cancellation, expiration, or earlier termination of this PPA shall not relieve the Parties of obligations, including warranties, remedies, or indemnities, that by their nature should survive such cancellation, expiration, or termination, which obligations shall survive for the period of the applicable statute(s) of limitation.

Section 15.16 Further Assurances

. Upon the receipt of a written request from the other Party, each Party shall execute such reasonable additional documents, instruments and assurances and take such additional actions as are reasonably necessary and desirable to carry out the terms and intent hereof. Neither Party shall unreasonably withhold, condition, or delay its compliance with any reasonable request made pursuant to this Section 15.16.

Section 15.17 Severability

.  If any term or provision of this PPA is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this PPA or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this PPA so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 15.18 Complete Agreement

.  This PPA constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of a conflict between the terms of this PPA and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall control.

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

Section 15.19 Headings

.  The headings in this PPA are for reference only and shall not affect the interpretation of this PPA.

Section 15.20 Counterparts

. This PPA may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this PPA delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this PPA.

Section 15.21 Exhibits

. Exhibits may be changed to the extent allowed by specific provisions of this PPA or with the mutual consent of both Parties.

[Signature Page Follows]

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

IN WITNESS WHEREOF, the Parties have executed this PPA as of the Effective Date.

Seller:

MUNICIPALITY OF ANCHORAGE

By_/s/ William D. Falsey_________________
Name: William D. Falsey
Title: Municipal Manager

Purchaser:

CHUGACH ELECTRIC ASSOCIATION, INC.

By ___________________________________
Name: Lee D. Thibert
Title: Chief Executive Officer

Signature Page to

Eklutna Interest Power Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this PPA as of the Effective Date.

Seller:

MUNICIPALITY OF ANCHORAGE

By ___________________________________
Name: William D. Falsey
Title: Municipal Manager

Purchaser:

CHUGACH ELECTRIC ASSOCIATION, INC.

By _/s/ Lee D. Thibert____________________
Name: Lee D. Thibert
Title: Chief Executive Officer

Signature Page to

Eklutna Interest Power Purchase Agreement

EXHIBIT A

DEFINITIONS

The following terms shall have the meanings set forth herein:

“Actual Damages” has the meaning set forth in Section 9.2(B).

“Affiliate”  of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Ancillary Services”  all ancillary products associated, in accordance with Prudent Utility Practice, with the generation of Energy, including spinning reserves, non-spinning reserves, reactive power and voltage control.

“Annual Payments” has the meaning set forth in Section 7.1(A).

“Applicable Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, Permit requirement, other binding requirement or rule of law of, or compulsory standard established by, any Governmental Authority.

“Asset Purchase Agreement” means that certain Asset Purchase and Sale Agreement dated as of December 28, 2018, 2018 pursuant to which Purchaser has acquired substantially all of the assets of Seller’s electric utility referred to as Municipal Light and Power (“ML&P”) other than the Seller’s Interest.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq. (Title 11, United States Code).

“Bradley Lake Agreement” means the Bradley Lake Hydroelectric Project Agreement for the Sale and Purchase of Electric Power dated as of December 8, 1987 by and among the Alaska Energy Authority as successor to The Alaska Power Authority, Purchaser, The Golden Valley Electric Association, Inc., Seller, The City of Seward d/b/a/Seward Electric System, The Alaska Electric Generation & Transmission Cooperative, Inc., The Homer Electric Association, Inc., and MEA.

“Business Day” means any Day that is not a Saturday, a Sunday, NERC recognized holiday, or any other Day on which commercial banks in Anchorage, Alaska are required to be closed for business.

“Capacity” means the total electrical generating capacity of the Facility, including any capacity products that are able to be accredited under Applicable Law.

Exhibit A-1

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

“Chugach Portion” means that portion of the Seller’s Interest as determined pursuant to Section 2.2 or Section 14.3(A).

“Collateral” shall have the meaning set forth in Section 15.14(B).

“Commencement Date” shall have the meaning set forth in Section 3.2.

“Commercially Reasonable” or “Commercially Reasonable Efforts” means, with respect to any action required to be made, attempted or taken by a Party under this PPA, the level of effort in light of the facts known to such Party at the time a decision is made that: (a) can reasonably be expected to accomplish the desired action at a reasonable cost; (b) is consistent with Prudent Utility Practice; and (c) takes into consideration the amount of advance notice required to take such action, the duration and type of action and the competitive environment in which such action occurs.

“Contract Year” has the following meaning:  the first Contract Year means the period beginning on the Commencement Date and ending on the last calendar day of the month of the first anniversary of the Commencement Date. The second Contract Year and each subsequent Contract Year means the period beginning on the first day after the last day of the previous Contract Year and ending on the last day of the twelfth calendar month thereafter.

“Credit Rating” means (i) with respect to any entity other than a financial institution, the current (A) rating issued or maintained by S&P or Moody’s with respect to such entity’s long-term senior, unsecured, unsubordinated debt obligations (not supported by insurance provider or other third-party credit enhancements) or (B) corporate credit rating or long-term issuer rating issued or maintained with respect to such entity by S&P or Moody’s, or (ii) if such entity is a financial institution, the ratings issued or maintained by S&P or Moody’s with respect to such entity’s long-term, unsecured, unsubordinated deposits.

“Creditworthy Entity” means a Person having at the applicable time a Credit Rating of (a) BBB or better from S&P, or (b) Baa2 or better from Moody’s, or (c) if such Person has a Credit Rating at such time from both S&Ps and Moody’s, BBB or better from S&P and Baa2 or better from Moody’s.

“Day” means a calendar day.

“Delivery Point” means the low side of the step-up transformer(s) within the Facility switchyard.

“Dispute” shall have the meaning set forth in Section 10.1.

“Effective Date” shall have the meaning set forth in the preamble.

“Eligible Energy Resource” means any resource that qualifies as a renewable energy resource eligible to be certified to receive, claim, own or use renewable energy certificates pursuant to the protocols and procedures under any applicable REC Registration Program.

Exhibit A-2

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

“Energy” means the net electric energy that is generated from the Facility (or capable of being generated by any water spilled from the Facility) that is delivered to the Delivery Point, as measured in accordance with Section 5.2. Energy shall be net of energy self-generated and concurrently consumed by the Facility, and net of all losses prior to the Delivery Point, including line, inverter, and transformer losses.

“ERO” means the Electric Reliability Organization certified by FERC pursuant to Section 215 of the Federal Power Act or any successor organization.

“Event of Default” shall have the meaning set forth in Section 9.1.

“Extension Agreement” means that certain Agreement for Extension of 1996 Eklutna Hydroelectric Project Transition Plan dated October 2, 1997 by and among the Owners.

“Facility” means the Eklutna Hydroelectric Project, as further described in Exhibit B, including all of the following: all equipment, buildings, generators, inverters, step-up transformers, output breakers, protective and associated equipment, improvements, and other tangible assets, contract rights, easements, rights of way, surface use agreements and other interests or rights in real estate reasonably necessary for construction, operation, maintenance, generation and delivery of the Energy, Ancillary Services, and Capacity subject to this PPA.

“Facility Metering” means revenue quality meters, metering equipment and data processing equipment used to measure, record or transmit data relating to the output from the Facility, including the metering current transformers and the metering voltage transformers.

“Federal Power Act” means the provisions of 16 U.S.C. 791(A) et seq. and amendments or supplements thereto.

“FERC” means the Federal Energy Regulatory Commission or any successor agency.

“Financing Documents” means the loan and credit agreements, notes, bonds, indentures, security agreements, lease financing agreements, mortgages, deeds of trust, interest rate exchanges, swap agreements, and other documents relating to a Party’s financing transactions, including any credit enhancement, credit support, working capital financing, or refinancing documents, and any and all amendments, modifications, or supplements to the foregoing that may be entered into from time to time at the discretion of the Party.

“Fish and Wildlife Agreement” is the August 7, 1991 Agreement Between The Municipality of Anchorage, DBA Anchorage Municipal Light And Power, Chugach Electric Association, Inc., Matanuska Electric Association, Inc., U. S. Fish and Wildlife Service, National Marine Fisheries Service, Alaska Energy Authority and The State of Alaska, Relative to the Eklutna and Snettisham Hydroelectric Projects .

“Force Majeure” means an event or circumstance that prevents a Party from performing its obligations under this PPA, which event or circumstance (i) was not reasonably anticipated as of the Date of this PPA, (ii) is not within the reasonable control of or the result of the fault or negligence of the Party claiming its occurrence, and (iii) which by exercise of due diligence and

Exhibit A-3

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

foresight could not reasonably have been avoided, provided, however, that such an event or circumstance shall not include: (a) inability, or excess cost, to procure any equipment necessary to perform the obligations of this PPA; (b) delays or nonperformance by suppliers, vendors, or other third parties with which a Party has contracted, except to the extent that such delays or nonperformance were due to circumstances that would constitute “Force Majeure” as defined above; (c) mechanical or equipment breakdown or inability to operate unless caused by reason of Force Majeure; (d) changes in market conditions; (e) any labor strikes, slowdowns, work stoppages, or other labor disruptions limited only to a Party or a Party’s Affiliates; (f) Seller’s inability to obtain any credit or incentive in connection with the Facility, including any such inability that is attributable to any failure to meet placed-in-service or safe harbor provisions regardless of whether an event of Force Majeure may have caused or contributed to such failure, (g) the loss of Purchaser’s markets or Purchaser’s inability economically to use or resell any of the Power purchased hereunder, except to the extent that such loss of markets or inability to use or resell were due to circumstances that would constitute “Force Majeure” as defined above; (h) Purchaser’s failure to contract for and reserve sufficient firm transmission capacity to deliver the Power to any transmission point(s) of receipt or any delivery point(s); (i) Seller’s ability to sell Power to a market at a more advantageous price; or (j) Purchaser’s ability to purchase Power in or from any market at a more advantageous price.

“Forced Outage” means any condition at the Facility that requires the immediate and unplanned removal of the Facility, or at least ten percent thereof, from service, another outage state, or a reserve shutdown state, resulting from immediate mechanical/electrical/hydraulic control system trips and operator-initiated trips in response to abnormal Facility conditions or alarms.

“Governmental Authority”  means any federal, state, local or foreign government, or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction. References to “Governmental Authority” shall exclude Seller except Seller is acting in a legislative or regulatory capacity as expressly authorized by Applicable Law.

“Indemnified Party” shall have the meaning set forth in Section 13.1.

“Indemnifying Party” shall have the meaning set forth in Section 13.1.

“ISO” means an independent system operator or regional transmission organization that coordinates, controls and monitors the operation of a public electrical power system or any similar operator or organization created by Applicable Law after the date of this PPA.

“Justness or Reasonableness Conditions” shall have the meaning set forth in Section 15.4.

“Lender” means any commercial bank, investment bank or trustee under Financing Documents that makes a loan to or extends other credit in favor of Purchaser.

Exhibit A-4

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

“MEA” means Matanuska Electric Association, Inc., a not-for-profit Alaska electric cooperative corporation.

“MEA Offer” shall have the meaning set forth in Section 2.1.

“MEA Proportionate Interest” shall have the meaning set forth in Section 2.1.

“Moody’s” means Moody’s Investors Services, Inc.

“NERC” means the North American Electric Reliability Council or any successor organization.

“Notice” shall have the meaning set forth in Section 15.1.

“Operating Committee” shall mean the “Eklutna Operating Committee” or “EOC” set forth in the Operations Agreement.

“Operating Records” means all agreements associated with the Facility, operating logs, blueprints for construction, operating manuals, all warranties on equipment, and all documents, whether in printed or electronic format, that Seller uses or maintains for the operation of the Facility.

“Operations Agreement” means the Eklutna Purchasers Manner of Acting, Functional Responsibilities, and Staffing, attached as Exhibit E to the Transition Plan, as the same has been amended from time to time by the Owners.

“Operations Agreement Amendment” shall have the meaning set forth in Section 3.1.

“Owners” means the owners of the Facility. As of the Effective Date, the Owners are Seller (with respect to the Seller’s Interest), Purchaser (with respect to the Purchaser’s Interest), and MEA (with respect to the remaining 5/30 (approximately 16.7%) undivided ownership interest in the Facility).

“Party” and “Parties” shall have the meanings set forth in the introductory paragraph.

“Permit(s)” means all applicable construction, land use, air quality, emissions control, environmental and other permits, licenses and approvals from any Governmental Authority required under Applicable Laws for construction, ownership, operation and maintenance of the Facility and the generation and delivery of any output from the Facility to Purchaser.

“Person”  means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Power” shall have the meaning set forth in Section 6.1(A).

“PPA Contingencies” shall have the meaning set forth in Section 3.1.

Exhibit A-5

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

“Prudent Utility Practice” means any applicable practices, methods, and acts engaged in or approved by a significant portion of (a) as to Seller, the hydroelectric generating industry in the United States of America, or (b) as to Purchaser, the electric utility industry in the United States of America, during the relevant time period, or the practices, methods and acts which, in the exercise of reasonable judgment by a prudent hydroelectric generator operator (or prudent utility operator, if applicable to Purchaser) in light of the facts known or which should reasonably have been known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety, expedition and the requirements of any governing authority having jurisdiction. Without limitation of the foregoing, “Prudent Utility Practice” shall include the applicable operating policies, standards, criteria, or guidelines of any applicable governing authority and any manufacturer of a component of the Project. “Prudent Utility Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to the acceptable practices, methods or acts generally accepted (a) as to Seller, by the hydroelectric energy electric generating industry in the United States of America or (b) as to Purchaser, by the electric utility industry in the United States of America.

“Purchase Option” shall have the meaning set forth in Section 14.3.

“Purchase Price” means the sum of the net book value (or its equivalent) of the Chugach Portion as of the last day of the Term, as reduced (although not below zero) by the aggregate amount of the net book value of any capital expenditures made by Purchaser with respect to the Chugach Portion during the Term. For purposes of the Chugach Portion, “net book value” means gross plant in service (including customer-contributed plant) at original cost, less accumulated depreciation and amortization.

“Purchase Price Adjustment” shall have the meaning set forth in Section 14.3(C).

“Purchaser” shall have the meaning set forth in the first paragraph of this PPA.

“Purchaser’s Interest” shall have the meaning set forth in the second paragraph of this PPA.

“Qualified Operator” means an operator that operates one or more hydropower generating facilities of a type and size comparable to the Facility, is nationally recognized, and has not less than three years’ experience in the operation of one or more hydropower generating facilities.

“RCA” shall have the meaning set forth in Section 15.10.

“RCA PPA Approval” shall have the meaning set forth in Section 15.10.

“REC Registration Program” means any state, regional or federal program established to register Eligible Energy Resources and create and certify renewable energy certificates arising from energy generated from such Resource, including any rights associated with any renewable energy information or tracking system that exists or may be established by Applicable Law with regard to monitoring, registering, tracking, certifying, or trading such credits.

Exhibit A-6

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

“Renewable Attributes” means any and all renewable resource attributes (including renewable energy certificates or credits or similar rights arising out of any applicable REC Registration Program), green tags, emissions or carbon credits, reductions, offsets, and allowances, and any other environmentally related attributes that are, or in the future may be, recognized by any Governmental Authority, and that are attributable to the availability, production, purchase or sale of Energy from the Facility. For the avoidance of doubt, “Renewable Attributes” do not include any Tax Benefits.

“S&P” means the Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies.

“Scheduled Termination Date” means the last day of the calendar month thirty-five (35) years after the Commencement Date.

“Seller” shall have the meaning set forth in the first paragraph of this PPA.

“Seller’s Interest” shall have the meaning set forth in the recitals to this PPA.

“Seller’s Representative” shall have the meaning set forth in Section 4.2.

“Site” means the parcel of real property on which the Facility is constructed and located, including any easements, rights of way, surface use agreements and other interests or rights in real estate reasonably necessary for the operation and maintenance of the Facility. The Site is more specifically described in Exhibit B to this PPA.

“Tax Benefits” means any and all (i) tax credits based on ownership of, investment in or energy production from the Facility or any portion thereof, (ii) grants based on ownership of, investment in or energy production from the Facility or any portion thereof, including the grant described in Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 and (iii) other tax benefits, including depreciation and other cost recovery deductions, arising in connection with ownership of, investment in, or operation of the Facility, or any portion thereof, in each case allocated, allowed, allowable, assigned, awarded, certified or otherwise transferred or granted to Seller or Purchaser by any Governmental Authority in any jurisdiction in connection with the Facility.

“Term” means the period of time during which this PPA shall remain in full force and effect as further defined in Section 3.3 and as may be extended pursuant to Section 14.3.

“Term Extension” shall have the meaning set forth in Section 14.3.

“Transition Plan” means the 1996 Eklutna Hydroelectric Project Transition Plan dated May 28, 1996 by and among the United States of America d/b/a Alaska Power Administration, a unit of the Department of Energy, and the Owners, as the same has been amended and extended by the Extension Agreement.

“Trust Indenture” means that certain Second Amended and Restated Indenture of Trust, dated as of January 20, 2011, between Purchaser and U.S. Bank National Association, as Trustee, as recorded in Recording Dist.: 301 - Anchorage, State of Alaska, on January 20, 2011, under

Exhibit A-7

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

reference no. 2011-003688-0, in Recording Dist.: 302 - Kenai, State of Alaska, on January 20, 2011, under reference no. 2011-000608-0, in Recording Dist.: 314 - Seward, State of Alaska, on January 20, 2011, under reference no. 2011-000062-0, and in the Palmer, State of Alaska, Recording District on January 20, 2011, under reference no. 2011-001410-0, as the same has been or may be amended or supplemented from time to time.

“UCC” means the Uniform Commercial Code of the State of Alaska.

Exhibit A-8

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

EXHIBIT B

FACILITY DESCRIPTION AND SITE MAPS

Exhibit B-1

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

EXHIBIT C

TERMS OF MEA OFFER

The MEA Offer must provide that the effectiveness of any purchase by MEA of the MEA Proportionate Interest and the effectiveness of any binding power purchase agreement between Seller and MEA with respect to the MEA Proportionate Interest must be conditioned on the occurrence of the Closing under the Asset Purchase Agreement.

Any purchase option for the MEA Portion in a PPA must be on terms and conditions substantially the same as those set forth in Section 14.3.

Exhibit C-1

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

EXHIBIT D

ANNUAL PAYMENTS

Annual Payments to the Municipality of Anchorage: 35-Year Term

	PPA Annual Payments (Nominal $)
	Chugach Portion: 100%	Chugach Portion: 64.29%
Contract Year
1	$3,908,021	$2,512,467
2	$3,947,101	$2,537,591
3	$3,986,572	$2,562,967
4	$4,026,438	$2,588,597
5	$4,066,702	$2,614,483
6	$4,107,369	$2,640,628
7	$4,148,443	$2,667,034
8	$4,189,927	$2,693,704
9	$4,231,827	$2,720,641
10	$4,274,145	$2,747,848
11	$4,316,886	$2,775,326
12	$4,360,055	$2,803,080
13	$4,403,656	$2,831,110
14	$4,447,692	$2,859,421
15	$4,492,169	$2,888,016
16	$4,537,091	$2,916,896
17	$4,582,462	$2,946,065
18	$4,628,287	$2,975,525
19	$4,674,569	$3,005,281
20	$4,721,315	$3,035,334
21	$4,768,528	$3,065,687
22	$4,816,214	$3,096,344
23	$4,864,376	$3,127,307
24	$4,913,019	$3,158,580
25	$4,962,150	$3,190,166
26	$5,011,771	$3,222,068
27	$5,061,889	$3,254,288
28	$5,112,508	$3,286,831
29	$5,163,633	$3,319,700
30	$5,215,269	$3,352,897
31	$5,267,422	$3,386,426
32	$5,320,096	$3,420,290
33	$5,373,297	$3,454,493
34	$5,427,030	$3,489,038
35	$5,481,300	$3,523,928

Exhibit D-1

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

In the event that the Chugach Portion is neither 100% or 64.29%, the Annual Payment shall be pro-rated based on the percentage of the Chugach Portion.

Exhibit D-2

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage

EXHIBIT E

INSURANCE COVERAGE

INSURANCE PROVISIONS SHOULD PROVIDE THAT CASUALTY COVERAGE SHOULD EQUAL OR EXCEED THE NET PRESENT VALUE OF THE AMOUNT OF REMAINING ANNUAL PAYMENTS USING A 5% DISCOUNT RATE; PROVIDED THAT IN NO EVENT SHALL PURCHASER BE REQUIRED TO PROVIDE CASUALTY INSURANCE IN EXCESS OF THE ACTUAL CASH VALUE OF THE CHUGACH PORTION.

Exhibit E-1

Eklutna Power Purchase Agreement

dated as of December 28, 2018 between

Chugach Electric Association, Inc. and the Municipality of Anchorage